Contact:                 Investor Relations
Owens Realty Mortgage, Inc.
www.owensmortgage.com
(925) 239-7001

Owens Realty Mortgage, Inc. enters into Sale Agreement for the Sale of the Property held within 720 University, LLC

WALNUT CREEK, CA. – November 14, 2014 – Owens Realty Mortgage, Inc. (NYSE MKT: ORM) (the “Company”), which has an investment in a limited liability company, 720 University, LLC (“720 University”), which owns a commercial retail property located in Greeley, Colorado (the “Property”), announced today that on November 10, 2014, 720 University entered into a Real Estate Sale Agreement (the “Sale Agreement”) with Alberta Development Partners, LLC (the “Purchaser”), pursuant to which 720 University has agreed to sell the Property for $21.0 million.

The Company receives 65% of the profits and losses in 720 University after priority return on partner contributions is allocated at the rate of 10% per annum. Partner contributions for the Company and the other member of 720 University are approximately $3.3 million and $100,000, respectively, as of current date.  The Company has a note payable in the principal amount of approximately $9.757 million as of November 12, 2014 with a bank through its investment in 720 University (the “University Note”), which is secured by the Property.

Purchaser’s obligation to purchase the Property is subject to a number of conditions including their satisfactory completion of due diligence during a 30 day period (the “Due Diligence Period”) commencing on the date of the Purchase Agreement.  Purchaser has paid an initial deposit into escrow of $500,000.  This initial deposit is refundable at the election of the Purchaser prior to the end of the Due Diligence Period.  If the Purchaser elects to continue with the transaction after the Due Diligence Period, an additional deposit of $500,000 will be made and such deposits are thereafter non-refundable unless the Refinancing Loan described below does not occur.

Within 30 days after completion of due diligence, an initial closing (the “Initial Closing”) will be held for the purpose of refinancing the University Note.  At the Initial Closing, Purchaser or its affiliate will extend a new loan (the “Refinancing Loan”) to 720 University in an amount sufficient to refinance the University Note, and the University Note will be paid off.  The closing of the Refinancing Loan is subject to certain conditions and will be made pursuant to customary loan documents to be negotiated and prepared by the parties prior to the Initial Closing date.  The principal amount of the Refinancing Loan will not exceed the lower of $9,771,213 or the principal balance of the University Note, and such principal amount shall accrue interest at 6% per annum.  In the event that loan documents for the Refinancing Loan are not approved by Seller prior to the expiration of the Due Diligence Period the Sale Agreement may be terminated and the deposit returned to Purchaser.

The principal and accrued interest on the Refinancing Loan will be repaid on the date of the Final Closing of the sale of the Property.  The Company currently anticipates that the Final Closing will occur on or about May 28, 2015; however, there is no guarantee that the Company will be able to consummate the Refinancing Loan or the sale of the Property.  The parties have made customary representations and warranties to each other in the Sale Agreement.

“We expect that the sale of our property held within 720 University is the first of many transactions that will unlock both embedded equity and capital to the Company that will further enable us to continue to expand our loan production and portfolio,” commented Bill Owens, Chairman and CEO of Owens Realty Mortgage.

About Owens Realty Mortgage, Inc.

Owens Realty Mortgage, Inc., a Maryland corporation, is a specialty finance mortgage company organized to qualify as a real estate investment trust (“REIT”) that focuses on the origination, investment, and management of small balance and middle-market commercial real estate loans. We provide customized, short-term acquisition and transition capital to commercial real estate investors that require speed and flexibility. Our primary objective is to provide investors with attractive current income and long-term shareholder value. Owens Realty Mortgage, Inc., is headquartered in Walnut Creek, California, and is externally managed and advised by Owens Financial Group, Inc.

Additional information can be found on the Company’s website at www.owensmortgage.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements about Owens Realty Mortgage Inc.'s plans, strategies, and prospects, including the transactions discussed in this Current Report, are based on current information, estimates, and projections; they are subject to risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "target," "assume," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believe," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements.

Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. Additional information concerning these and other risk factors is contained in the company's most recent filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements concerning the company or matters attributable to the company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.